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                                                                    Exhibit 99.1

                              [CLAIMSNET.COM LOGO]

For more information, please contact:

Paul Miller                                 Doris Banchik, Investor Relations
Claimsnet.com                               Banchik & Associates
(972) 458-1701                              (805) 688-2340
pwmiller@claimsnet.com                      dbanchik@silcom.com

FOR IMMEDIATE RELEASE:

             Claimsnet.com Reports Record Third Quarter 2000 Results
                                Revenues up 475%
                          Internet Transactions Up 120%

DALLAS - November 14, 2000 - Claimsnet.com inc. (NASDAQ: CLAI; BSE: CLA), a leading provider of Internet-based business to business solutions for the healthcare industry, today reported record financial and operating results for the third quarter and nine months ended September 30, 2000.

For the quarter ended September 30, 2000, revenues increased 475% to a record $483,000, as compared with $84,000 for the third quarter 1999. The increase in revenues is attributable to a combination of sharp increases in the number of Internet transactions processed and in the average revenue per transaction, along with revenues from license agreements. There was a 120% increase in Internet transactions, which reached a record 1,489,000 in third quarter 2000, as compared with 676,000 in the same period 1999. The average revenue per transaction in the quarter increased 138% to $0.19, versus $0.08 in the quarter ended September 30, 1999. Revenue of $131,000 related to license agreements was recognized during the quarter with no comparable revenue in the prior year. Revenues were up 46% over the $330,000 reported for the second quarter 2000, primarily attributable to the increase in transactions processed and revenue per transaction, with no increase in revenue from license agreements.

The 475% increase in third quarter 2000 revenues was produced with only a 6% increase in operating expenses, excluding one-time non-cash charges. Similar leverage was realized in the cost of revenues, producing a 33% decrease in the gross loss to $263,000 for the period. The net loss for the quarter ended September 30, 2000, excluding a one-time non-cash charge of $1,540,000, was $2,188,000, or $0.24 per share, versus a net loss of $2,080,000, or $0.31 per share for the corresponding quarter in 1999. The net loss for the quarter, including all charges, was $3,728,000, or $0.41 per share. There was a 37% increase in basic shares outstanding between the periods, related to 1.2 million shares issued in connection with an asset purchase during the second quarter and the private placement of 1.37 million shares during the second and third quarters.

For the nine months ended September 30, 2000, revenues reached $1,093,000, a 413% increase over $213,000 for the first nine months of 1999. As with the third quarter results, this substantial increase was driven by sharp increases in the number of transactions processed and in the average revenue per transaction, along with revenues from license agreements. The Company processed 3,937,000 transactions in the first nine months of 2000, a 137% increase over the 1,660,000 processed in the same period 1999. The average revenue per transaction also increased 63%, to $0.13, as compared with $0.08 in the nine months ended September 30, 1999. The net loss for the first


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nine months of 2000 was $14,971,000, or $1.91 per share. The net loss for the nine month period without giving effect to unusual expenses of $7,694,000 for charges and expenses related to the April 2000 HealthExchange asset purchase, was $6,892,000, or $0.88 per share, as compared with a net loss of $6,469,000, or $1.17 per share in the corresponding period 1999.

In November 2000, in response to events related to the purchase of certain assets from VHx Company, the Company reached an agreement in principal with VHx and John Deere Health, Inc. to cancel certain agreements and cancel 400,000 shares of common stock issued to VHx. The Company also determined that there had been an impairment of the value of assets acquired. As a result of the revised agreement and cancellation of shares, the Company recognized a net non-cash charge of $1,540,000 in the quarter ended September 30, 2000.

Among Claimsnet.com's most significant accomplishments in the third quarter 2000 were the co-branding partnerships with Synertech and ProxyMed, Inc. (NASDAQ:
PILL). Synertech is a premier application service provider (ASP) to an expanding network of payers with a multi-million membership base. Synertech projects that it will process 12 million claims, encounters and authorizations by year end for its customers. Under the terms of this agreement, Claimsnet.com will create co-branded claims processing Web sites for Synertech's customer (payer) base. These Web sites will allow the payers to register their providers for Claimsnet.com's claims processing services and to actually initiate the processing of claims directly from the provider's practice management software. ProxyMed, Inc. is a leading provider of eHealth physician solutions and business-to-business healthcare transaction services. ProxyMed links more than 50,000 physician's offices to one of the industry's largest lists of payers. Under the terms of this agreement, the two companies will provide a co-branded, HIPAA compliant, Internet-based claims processing solution to compliment ProxyMed's current desktop claims submission application. Both of these co-branding efforts are expected to go live in the fourth quarter 2000.

"The results of the third quarter 2000, most clearly demonstrate both the momentum in our business and the upside economics of our volume-sensitive pricing", commented Bo W. Lycke, chairman and chief executive officer of Claimsnet.com. "Our most recent co-branding partnerships are expected to begin to contribute to our momentum as we enter our next fiscal year. These relationships are a reflection of the increasing demand for HIPPA-compliant, Internet-based transaction processing services by the health care industry. It appears that the HIPPA standards may be a very important catalyst for the industry's transition to Internet-based claims processing. We believe that the transition will be driven by the payers, and are very excited about the opportunity to serve that market through our well-positioned partners."

Claimsnet.com inc. is a leading provider of Internet-based, business to business solutions for the healthcare industry, including distinctive, advanced technology for online healthcare transaction processing. Headquartered in Dallas, Claimsnet.com offers proprietary systems that are distinguished by ease of use, customer care, security and measurable cost advantages. Claimsnet.com trades on the NASDAQ Smallcap under the symbol "CLAI" and on the Boston Stock Exchange under the symbol "CLA". More information on Claimsnet.com can be found at www.claimsnet.com.

Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to the limited operating history of Claimsnet.com, assumptions regarding business expansion, operating strategies, pricing trends, contract implementations, strategic business alliances, continued access to capital, new product development, anticipated contractual agreements, future economic, political, competitive, and market conditions. Further information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission.

                [Table and Conference Call Information to Follow]


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                        CLAIMSNET.COM INC. AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands except per share data)
                                   (Unaudited)



                                                Three Months Ended       Nine Months Ended
                                                   September 30,           September 30,
                                             ------------------------- -----------------------
                                                 2000          1999         2000        1999
                                              ----------     ---------    ---------   ---------
REVENUES                                       $    483     $      84     $   1,093    $     213

COST OF REVENUES                                    746           475         2,108        1,102
                                               --------     ---------     ---------    ---------
GROSS LOSS                                         (263)         (391)       (1,015)        (889)
                                               --------     ---------     ---------    ---------
OPERATING EXPENSES:
   Research and Development                         523           212         1,579          560
   Purchased Research and Development
     and Write-off of Purchased Intangibles       1,540             -         7,694            -
   Amortization of Software and Intangibles         305           192           794          528
   Selling, General & Administrative              1,098         1,420         4,012        3,620
                                               --------     ---------     ---------    ---------

       Total operating expenses                   3,466         1,824        14,079        4,708
                                               --------     ---------     ---------    ---------

LOSS FROM OPERATIONS                             (3,729)       (2,215)      (15,094)      (5,597)

OTHER INCOME (EXPENSE)
   Interest expense                                  (2)            -            (5)           -
   Interest expense - bridge debt                     -             -             -         (967)
   Interest expense - affiliate                       -             -             -         (124)
   Interest income                                    3           135           128          219
                                               --------     ---------     ---------    ---------
       Total Other Income (Expense)                   1           135           123         (872)
                                               --------     ---------     ---------    ---------

NET LOSS                                       $ (3,728)    $  (2,080)    $ (14,971)   $  (6,469)
                                               --------     ---------     ---------    ---------

BASIC AND DILUTED NET LOSS PER COMMON SHARE    $  (0.41)    $   (0.31)    $   (1.91)   $   (1.17)
                                               ========     =========     =========    =========

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING - BASIC AND DILUTED                   9,107         6,625         7,831        5,536
                                               ========     =========     =========    =========


     Third Quarter Conference Call Webcast/Replay: The Company's third quarter analyst and investor conference call will be Webcast at 11:00 AM Eastern Standard Time today, November 14, 2000, and available for a period of 30 days thereafter. It can be accessed through Claimsnet.com's Web site, www.claimsnet.com, and through StreetFusion's Web site, www.streetfusion.com.

                                       ###